Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-256454 on Form S-8 of our report dated September 24, 2021 relating to the financial statements of Piedmont Lithium Inc. appearing in this Annual Report on Form 10-K of Piedmont Lithium Inc. for the year ended June 30, 2021.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

September 24, 2021